Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284538

Prospectus Addendum to the Prospectus dated February 14, 2025.
CAPITAL SECURITIES of
Goldman Sachs Capital I
Goldman Sachs Capital II
Goldman Sachs Capital III
Fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.

You should read the accompanying prospectus supplement, which gives the specific terms of the offered capital securities issued by any of Goldman Sachs Capital I, Goldman Sachs Capital II and Goldman Sachs Capital III (which we refer to as the “issuer trusts”) and related guarantees issued by The Goldman Sachs Group, Inc., together with the accompanying prospectus dated February 14, 2025 of the issuer trusts. When you read the supplement with the specific terms of the offered capital securities and related guarantees, please note that all references in the supplement to the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated July 7, 2017, the prospectus dated July 1, 2020, the prospectus dated March 22, 2021 or the prospectus dated February 13, 2023 or to any sections of those documents, should refer instead to the accompanying prospectus dated February 14, 2025, or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated February 14, 2025 supersedes the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated July 7, 2017, the prospectus dated July 1, 2020, the prospectus dated March 22, 2021 and the prospectus dated February 13, 2023.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the capital securities in market-making transactions.

The capital securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 14, 2025.